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                                                                    EXHIBIT 23.4




                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
CoreComm Limited:

We consent to the inclusion in the Amendment No. 1 to the Registration Statements on Form S-1 of CoreComm Limited relating to the resale of $175,000,000 of CoreComm Limited's 6% convertible subordinated notes due 2006, 250,000 shares of CoreComm Limited's Series B senior convertible exchangeable preferred stock and 14,213,555 shares of CoreComm Limited's common stock and associated preferred stock purchase rights (plus an indeterminate number of shares of common stock and associated rights issuable as dividends on the Series B preferred stock and upon conversion of the 6% convertible notes and the Series B preferred stock) of our report dated February 15, 1999, relating to the consolidated balance sheets of MegsINet Inc. and subsidiary as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' deficit and cash flows for the year ended December 31, 1998 and to the reference to our firm under the heading "Experts" in the registration statement.

                                             /s/ KPMG LLP


St. Louis, Missouri
November 1, 2000